Exhibit 107

Calculation of Filing Fee Table

Form F-3

(Form Type)

Guardforce AI Co., Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Ordinary Shares, par value $0.003 per share (2)(4)	Rule 457(c)	7,919,997	$0.72	$5,702,397.84	0.0000927	$528.61
Fees to Be Paid	Equity	Ordinary Shares, par value $0.003 per share, underlying purchaser warrants (3)(5)	Rule 457(g)	11,879,993	$1.30	$15,443,990.90	0.0000927	$1,431.66
	Total Offering Amounts			19,799,990		$21,146,388.74		$1,960.27

(1)	In accordance with Rule 416(a), the registrant is also registering hereunder an indeterminate number of shares that may be issued and resold resulting from share splits, share dividends or similar transactions.
(2)

As described in greater detail in the prospectus contained in this registration statement, the Ordinary Shares to be offered for resale by selling shareholders include an aggregate of 7,919,997 Ordinary Shares issued to the investors in connection with a private placement transaction consummated on January 20, 2022.

(3)

As described in greater detail in the prospectus contained in this registration statement, the Ordinary Shares to be offered for resale by selling shareholders include an aggregate of 11,879,993 Ordinary Shares underlying warrants issued to the investors in connection with a private placement transaction consummated on January 20, 2022.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based upon the average of the high and low prices of the registrant’s Ordinary Shares on the Nasdaq Capital Market on January 28, 2022.
(5)	Calculated pursuant to Rule 457(g) under the Securities Act.